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                                                                   EXHIBIT 10.30
[VENCOR LETTERHEAD]

April 1, 1997

Mr. Andy L. Schoepf
5907 Basswood Cove
Buford, Ga  30518

Dear Mr. Schoepf:

     As an inducement to you to consummate the merger ("Merger") of American ElderServe Corporation into Atria Communities Southeast, Inc., Atria agreed to cause a nominee selected by you to be included in the slate of board of director candidates recommended for election by management at each annual meeting of stockholders of Atria held after the Merger until such time that you are the beneficial owners of fewer than 400,000 shares of Atria's common stock, $.10 par value per share (the "Atria Shares").

     Vencor, Inc. ("Vencor") is currently a substantial shareholder of Atria and desires that the Merger be consummated. As further inducement to you to consummate the Merger, Vencor hereby covenants and agrees that it will vote all of its Atria Shares in favor of the election of your nominee to Atria's board of directors until such time that you beneficially own fewer than 400,000 Atria Shares.

                                       Sincerely yours,

                                       VENCOR, INC.

                                       /s/ W. Bruce Lunsford

                                       W. Bruce Lunsford
                                       President and Chief Executive Officer

cc:  Jill L. Force, Esq.
     W. Patrick Mulloy, II
     J. Timothy Wesley